Exhibit 8.1

DLA Piper LLP (US) 203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 www.dlapiper.com T 312.368.4000 F 312.236.7516

August 19, 2015

Aralez Pharmaceuticals Limited

25-28 North Wall Quay

Dublin 1, Ireland

Re:                             Form S-4

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Aralez Pharmaceuticals Limited, an Irish limited company (“Parent”), in connection with the transactions described in the Agreement and Plan of Merger and Arrangement made and entered into as of June 8, 2015, as amended (the “Agreement”), by and among POZEN Inc. (“Pozen”), Tribute Pharmaceuticals Canada Inc. (“Tribute”), Parent (which, at the time the Agreement was signed, was named Aguono Limited, and which, prior to the merger effective time, as defined in the Agreement, will re-register as a public limited company incorporated in Ireland and be renamed as Aralez Pharmaceuticals plc), Trafwell Limited (which was renamed Aralez Pharmaceutical Holdings Limited), ARLZ US Acquisition Corp., and ARLZ CA Acquisition Corp. On August 19, 2015, the parties amended the Agreement pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger and Arrangement, whereby ARLZ US Acquisition II Corp. (“US Merger Sub”) was formed to replace ARLZ US Acquisition Corp. Capitalized terms not otherwise defined here shall have the same meanings as set forth in the Agreement.

Parent is filing a Registration Statement on Form S-4 (File No. 333-205737) (as hereafter amended or supplemented, the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) for the purpose of registering under the United States Securities Act of 1933, as amended (the “Securities Act”) ordinary shares of Parent, each having a par value of $0.001 (“Parent Shares”).

If the transactions contemplated therein are consummated on the terms and subject to the conditions set forth in the Agreement, then (among other things) US Merger Sub, an indirect subsidiary of Parent, will merge with and into Pozen, with Pozen being the surviving corporation (the “Merger”). The holders of shares of Pozen common stock will be entitled to receive for each share of Pozen common stock held by them, other than cash in lieu of a fractional share, the number of Parent Shares as determined pursuant to the Agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K, under the Securities Act.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Registration Statement and the proxy statement/prospectus which is contained in and made part of the Registration Statement (the “Prospectus”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In rendering this opinion, we have assumed the following without any independent investigation or review thereof:

1.              The Merger will be consummated in accordance with the Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable law;

2.              The legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies, the authenticity of the originals of copies, and the due execution and delivery of all documents;

3.              The due execution and delivery of the tax representation letters delivered to us by Parent, Tribute, and Pozen on or before the date hereof (the “Tax Representation Letters”);

4.              The truth and accuracy at all relevant times of the covenants, representations, warranties, and statement of fact to be made by Parent, Tribute, and Pozen, and their respective management, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Registration Statement, the Prospectus, the Agreement, and the Tax Representation Letters;

5.              Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

6.              The Merger will be reported by Parent, US Merger Sub and Pozen on their respective U.S. federal income tax returns in a manner consistent with the treatment of the Merger as described in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences of the Merger.”

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement and the Prospectus, the discussions contained in the Prospectus under the headings “Certain U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Transactions to Holders of Shares of Pozen Common Stock” and “Certain U.S. Federal Income Tax Consequences of the Mergers—Tax Consequences to Holders of Parent Shares,” insofar as such discussions state matters of law or legal conclusions, represent our opinion of the material U.S. federal income tax consequences to U.S. holders (as defined therein) of exchanging shares of Pozen common stock for Parent Shares pursuant to the Merger and owning and disposing of Parent Shares received in the Merger. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events.  There can be no assurance that changes in the law will not take place which could affect the U.S. federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service (“IRS”) or the courts.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended, Treasury Regulations, judicial authorities, published positions of the IRS and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement or the Agreement could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or

Item 509 of Regulation S-K, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Commission’s rules.

This opinion is given for use in connection with the registration of Parent Shares in connection with the Merger in accordance with the Registration Statement and the Prospectus and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to Parent, the Merger or the Registration Statement.  This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

Very truly yours,

DLA Piper LLP (US)

/s/ DLA Piper LLP (US)